Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-162057) on Form S-3, of Spectrum Brands, Inc. of our report dated December 14, 2010, with respect to the consolidated statements of financial position of Spectrum Brands, Inc. and subsidiaries (the Company) as of September 30, 2010 and September 30, 2009 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009, and the year ended September 30, 2008 (Predecessor Company), and the related financial statement schedule II, which report appears in the annual report on Form 10-K of Spectrum Brands, Inc.

Our report refers to explanatory paragraphs that describe the Successor Company’s adoption of the provisions of ASC Topic 852, “Reorganization” formerly American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” in 2009, and the adoption of the measurement date provision in conformity with ASC 715, “Compensation – Retirement Benefits” formerly FAS 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans” in 2009.

/s/ KPMG LLP

Atlanta, Georgia
December 14, 2010